EXHIBIT 4.21

Payment Agreement for Outstanding Balance

In view of the Sales Agreement (hereinafter referred to as the “Original Agreement”) signed between Rongxin Precious Metals Technology Co., Ltd. (hereinafter referred to as “Party A”) and GOLDEN ALPHA STRATEGY LIMITED (hereinafter referred to as “Party B”) on August 28, 2024, both parties, based on the principles of equality and voluntariness, have reached the following supplementary agreement regarding the payment method for the remaining balance:

Article 1: Amount of Outstanding Balance

After mutual confirmation, the total amount of the outstanding balance to be paid by Party B to Party A is USD 33,876,967.00.

Article 2: Payment Method

1.	Party B and its parent company, Blue Hat Interactive Entertainment Technology (a Nasdaq-listed company, stock code: BHAT), agree to pay the outstanding balance using the BHAT shares issued by the parent company.

2.	The stock price is based on the average price of the parent company’s shares over the past 30 days, which is USD 0.105 per share. Both parties agree to calculate the price with a 30% premium, resulting in a price of USD 0.1365 per share, and a total issuance of 248,182,908 shares.

3.	Party B will deliver the shares to Party A or a designated person of Party A. Details are provided in the attached schedule.

Article 3: Stock Restriction Clause

1.	The shares (BHAT) paid by Party B to Party A are subject to the following restrictions:

o	Lock-up Period: The aforementioned shares (BHAT) cannot be transferred or traded for 3 years from the date of issuance.

2.	After the lock-up period ends, Party A may freely dispose of the shares upon obtaining written consent from Mr. Chen Xiaodong.

Article 4: Effectiveness of the Supplementary Agreement

1.	This agreement serves as a supplementary agreement to the Original Agreement and has the same legal effect as the Original Agreement.

2.	Matters not covered in this agreement shall be executed in accordance with the Original Agreement.

3.	This agreement shall take effect upon being signed and sealed by both parties.

Article 5: Other Provisions

Both parties promise to fulfill their respective obligations in accordance with this agreement. Neither party may unilaterally modify or terminate this agreement. Any disputes arising from this agreement shall be resolved through friendly negotiation; if no agreement can be reached, either party may file a lawsuit with the People’s Court located at Party A’s jurisdiction.

(End of text)

(Signature Page Below)

Party A:

Rongxin Precious Metals Technology Co., Ltd.

Signature: __________________

Date: __________________

Party B:

GOLDEN ALPHA STRATEGY LIMITED

Signature: __________________

Date: __________________

BLUE HAT INTERACTIVE ENTERTAINMENT TECHNOLOGY

Signature: __________________

Date: __________________